Exhibit 99.1

Gail A. Lione Elected to Badger Meter Board

MILWAUKEE--(BUSINESS WIRE)--February 17, 2012--Badger Meter, Inc. (NYSE: BMI) today announced that Gail A. Lione has been elected a director of the company.

“Gail brings a great deal of talent and experience to our board. Her legal expertise in manufacturing, intellectual property, corporate governance and compliance will be especially valuable to Badger Meter,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Lione, age 62, was executive vice president - general counsel and secretary of Harley-Davidson, Inc. from 1997 until 2010 and served as president of its foundation from 2006 until her retirement in 2011. Immediately prior to joining Harley-Davidson, Lione was general counsel for U.S. News & World Report and its affiliates including The Atlantic Monthly Company, Applied Graphics Technologies, Inc. and Applied Printing Technologies.

She is a director of Sargento Foods, Inc. and a former director of Imperial Sugar Company. She currently serves on the board of directors of the Bradley Center Sports & Entertainment Corp., the Milwaukee Art Museum, the YMCA of Metropolitan Milwaukee, where she is the board chair, and Milwaukee Women, Inc. She also serves on the board of trustees of the University of Rochester and on the board of managers of the Law Alumni Society of the University of Pennsylvania Law School.

Lione is a member of the MillerCoors Inclusion and Diversity Advisory Council, the National Women’s Leadership Council of United Way of USA and the Greater Milwaukee Committee.

She is a former member of the board of the National Association of Manufacturers and trustee of its Manufacturing Institute. She belongs to a variety of professional organizations including the Chicago Chapter of Women Corporate Directors and The Fellows of the American Bar Association.

Lione earned a bachelor’s degree magna cum laude in political science from the University of Rochester and a J.D. from the University of Pennsylvania.

With Lione’s election, the Badger Meter board has nine members. Lione will stand for re-election at the company’s 2012 annual meeting on April 27, 2012.

About Badger Meter

The core competency of Badger Meter is flow measurement solutions. The company is a leading innovator, manufacturer and marketer of flow measurement and control products, serving water and gas utilities, municipalities and industrial customers worldwide. Badger Meter products are used in a wide variety of applications, including water, oil and lubricants and are known for their high degree of accuracy, long-lasting durability and ability to provide valuable and timely measurement information to customers.

Badger Meter company news is available 24 hours a day, on-line at:

http://www.badgermeter.com.

CONTACT:
BadgerMeter, Inc.
Joan C. Zimmer, (414) 371-5702